EXHIBIT 10.2

                      EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, dated this 21st day of April 2006, between Peoples Community Bancorp, Inc. (the "Corporation"), Peoples Community Bank, a Federally chartered savings bank and a wholly owned subsidiary of the Corporation (the "Bank"), and Stephen P. Wood (the "Executive"). The Corporation and the Bank are collectively referred to as the "Employers."

                           WITNESSETH

     WHEREAS, the Employers desire to be ensured of the Executive's active participation in the business of the Employers;

     WHEREAS, in order to induce the Executive to serve in the employ of the Employers and in consideration of the Executive's agreeing to serve in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive by the Employers in the event that his employment with the Employers is terminated under specified circumstances;

     NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

     (a) Average Annual Compensation. The Executive's "Average Annual Compensation" for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the Date of Termination and which was either (i) included in the Executive's gross income for tax purposes, including but not limited to Base Salary, bonuses and amounts taxable to the Executive under any qualified or non-qualified employee benefit plans of the Employers, or (ii) deferred at the election of the Executive.

     (b) Base Salary. "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

     (c) Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.


     (d) Change in Control of the Corporation. "Change in Control of the Corporation" shall mean a change in the ownership of the Corporation, a change in the effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation as provided under Section 409A of the Code, as amended from time to time, and any IRS guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code. In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Corporation, the Bank, or a subsidiary of either of them, by the Corporation, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

     (e)  Code.  "Code" shall mean the Internal Revenue Code of
1986, as amended.

     (f)  Date of Termination.  "Date of Termination" shall mean
(i) if the Executive's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and
(ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

     (g) Disability. Termination by the Employers of the Executive's employment based on "Disability" shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

     (h) Effective Date. The Effective Date of this Agreement shall mean the date first above written.

     (i)  Good Reason.  Termination by the Executive of the
Executive's employment for "Good Reason" shall mean termination by the Executive within twenty-four (24) months following a Change in Control of the Corporation based on:

          (1) Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the office of Senior Vice President, Chief Lending Officer of the Employers or a material adverse change made by the Employers in the Executive's functions, duties or responsibilities as Senior Vice President, Chief Lending Officer of the Employers;

          (2) Without the Executive's express written consent, a reduction by either of the Employers in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

          (3) The principal executive office of either of the Employers is relocated outside of the West Chester, Ohio area or, without the Executive's express written consent, either of the Employers require the Executive to be based anywhere other than an area in which the Employers' principal executive office is located, except for required travel on business of the Employers to an extent substantially consistent with the Executive's present business travel obligations;

          (4) Any purported termination of the Executive's employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (k) below; or

          (5) The failure by the Employers to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.

     (j)  IRS.  IRS shall mean the Internal Revenue Service.

     (k) Notice of Termination. Any purported termination of the Executive's employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers' termination of Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

     (l) Retirement. "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to their salaried employees.

     2.   Term of Employment.

     (a) The Employers hereby employ the Executive as Senior Vice President, Chief Lending Officer, and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. The term of this Agreement shall run from the Effective Date through and including March 25, 2009, subject to earlier termination as provided herein. Prior to March 25, 2007 and each March 25 thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that the Employers have not given notice to the Executive in writing at least 60 days prior to such day that the term of the Agreement shall not be extended further. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms. The Boards of Directors of the Employers shall review on a periodic basis (and no less frequently than annually) whether to permit further extensions of the term of this

Agreement. As part of such review, the Board of Directors shall consider all relevant factors, including the Executive's performance hereunder, and shall either expressly approve further extensions of the time of this Agreement or decide to provide notice to the contrary. Effective upon the date of this Agreement, the Change in Control Severance Agreement among the Employers and Stephen P. Wood, dated March 25, 2005, shall terminate, with no obligations to the Executive thereunder on the part of the Employers.

     (b) During the term of this Agreement, the Executive shall perform such executive services for the Employers as may be consistent with his titles and from time to time assigned to him by the Employers' Boards of Directors.

     3.   Compensation and Benefits.

     (a) The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $125,000 per year ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive's express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

     (b) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

     (c) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

     (d) In the event the Executive's employment is terminated due to Disability or Retirement, the Employers shall provide continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to his termination. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

     (e) The Executive's compensation, benefits and expenses shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.

     4. Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and other traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.

     5.   Termination.

     (a) The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

     (b) In the event that (i) the Executive's employment is terminated by the Employers for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

     (c) In the event that the Executive's employment is terminated as a result of Disability, Retirement or the Executive's death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, except as provided for in Section
3(d) hereof.

     (d) In the event that (i) the Executive's employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Employers, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employers, or (b) for Good Reason, then the Employers shall, subject to the provisions of
Section 6 hereof, if applicable

          (A) pay to the Executive a lump sum cash amount within five business days of the Date of Termination, a cash severance amount equal to three (3) times the Executive's Average Annual
Compensation paid by the Employers, and

          (B) maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination
(excluding (x) stock option and restricted stock plans of the Employers, (y) bonuses and other items of cash compensation included in Average Annual Compensation and (z) other benefits, or portions thereof, included in Average Annual Compensation), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph
(B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination; and provided further, that if the provision of any of the benefits covered by this Section or Section 3(d) would trigger the 20% excise tax and interest penalties under Section 409A of the Internal Revenue Code (the "Code"), then the benefit(s) that would trigger such tax and interest penalties shall not be provided (the "Excluded Benefits"), and in lieu of the Excluded Benefits the Employers shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employers of providing the Excluded Benefits.

     6. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits payable by the Employers pursuant to
Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employers under Section 5 being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The parties hereto agree that the present value of the payments and benefits payable pursuant to this Agreement to the Executive upon termination shall be limited to three times the Executive's Average Annual Compensation. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Employers' independent public accountants and paid by the Employers. Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

     7.   Mitigation; Exclusivity of Benefits.

     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

     8. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

     9. Assignability. The Employers may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

     10. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     To the Employers:   Boards of Directors
                         Peoples Bancorp, Inc.
                         Peoples Community Bank
                         6100 West Chester Road
                         West Chester, Ohio  45069

     To the Executive:   Stephen P. Wood
                         2837 Redbird Drive
                         Lebanon, Ohio 45036

     11. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf; provided, however, that if the Employers determine, after a review of the final regulations issued under Section 409A of the Code and all applicable IRS guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Employers may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Ohio.

     13. Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

     14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     17. Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R.
Section 563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

     (a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers' affairs pursuant to notice served under Section
8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act
("FDIA") (12 U.S.C. Sections 1818(e)(3) and 1818(g)(1)), the Employers' obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers may, in their discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers' affairs by an order issued under Section 8(e)(4) or
Section 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     (c)  If the Bank is in default, as defined in Section
3(x)(1) of the FDIA (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     (d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. Section 563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary): (i) by the Director of the Office of Thrift Supervision ("OTS"), or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. Section 1823(c)); or
(ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     18. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section
18(k) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(k)) and the regulations promulgated thereunder, including 12 C.F.R.
Part 359.

     19. Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (2) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

     20. Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Corporation and the Executive.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:                            PEOPLES COMMUNITY BANCORP, INC.



/s/John E. Rathkamp                By: /s/Jerry D. Williams
______________________                 _________________________________
John E. Rathkamp                       Jerry D. Williams
                                       President and Chief Executive Officer



Attest:                            PEOPLES COMMUNITY BANK



/s/John E. Rathkamp                By: /s/Jerry D. Williams
______________________                 _________________________________
John E. Rathkamp                       Jerry D. Williams
                                       President and Chief Executive Officer



                                   EXECUTIVE



                                   By: /s/Stephen P. Wood
                                       _________________________________
                                       Stephen P. Wood












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